EXHIBIT 99.1

OHA Investment Corporation Announces Second Quarter 2016 Results

NEW YORK, Aug. 05, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended June 30, 2016.  Management will discuss the Company's results summarized below on a conference call on Thursday, August 11, 2016, at 10:00 a.m. Eastern Time.

Summary results for the quarter ended June 30, 2016:
Total investment income:  $4.4 million, or $0.22 per share
Net investment income:  $1.3 million, or $0.06 per share
Net realized and unrealized losses: $1.1 million, or $0.06 per share
Net asset value:  $96.8 million, or $4.80 per share
Investment realizations: $16.0 million
Fair value of portfolio investments:  $148.2 million

Portfolio Activity
The fair value of our investment portfolio was $148.2 million at June 30, 2016, decreasing 9.5% compared to March 31, 2016. During the second quarter of 2016, the Company had realizations totaling $16.0 million and made no new investments.  The concentration of our investment portfolio in the energy sector at June 30, 2016 was 39%.  The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.2% and 12.8%, respectively, as of June 30, 2016.

During the second quarter, we sold an additional $5.4 million of the Hanson second lien term loan at an average price of $98.5, resulting in realized capital gains of $0.2 million or $0.01 per share. Including the $0.5 million sale in the first quarter, this investment generated a gross internal rate of return of 16.1% and a return on investment of 1.16x.

In April 2016, KOVA International, Inc., or KOVA, repaid its senior subordinated notes in the amount of $9.0 million. We recorded previously unamortized original issue discount of $0.1 million as additional interest income as a result of this repayment. This investment was initiated in February 2013 and generated a gross internal rate of return of 14.8% and a return on investment of 1.45x.

In June 2016, we sold our 800 Membership Units representing 80% of the common equity of Contour Highwall Holdings, LLC, or Contour, back to Contour for $1.4 million, net of transaction costs of $0.1 million.  In connection with this transaction, the senior secured term loan and the unsecured promissory note of Contour were extinguished. The initial investment was made in October 2010 and this transaction resulted in a realized loss of $10.1 million.

Operating Results
Investment income totaled $4.4 million for the second quarter of 2016, decreasing 26.1% compared to $5.9 million in the corresponding quarter of 2015. The decrease was primarily attributable to $0.9 million decrease in investment income related to non-accrual assets, $0.4 million non-recurring fee income and a decrease in the weighted average yield on our investment portfolio from June 30, 2015 to June 30, 2016.

Operating expenses for the second quarter of 2016 were $3.0 million, a decrease of $0.4 million, or 11.1%, compared to operating expenses for the second quarter of 2015. The decrease in operating expenses is related to lower management and incentive fees, professional fees and other general and administrative expenses, partially offset by an increase in interest expense and bank fees.  Interest expense and bank fees increased by 7.9% to $1.0 million from $0.9 million compared to the same period prior year due to increase weighted average debt outstanding of $7.6 million and higher rates.  Management and incentive fees decreased by 10.2% to $0.8 million from $0.9 million due to lower incentive fees incurred partially offset by higher base management fees due to the expiration of the .25% reduction in the base management fee rate on September 30, 2015.  Professional fees decreased by 17.8% to $0.7 million from $0.8 million primarily due to one-time recruiting costs associated with the transition to the new investment advisor.  Other general and administrative expenses decreased by 26.3% to $0.6 million from $0.8 million primarily due to a decrease in employee related expenses.

The resulting net investment income was $1.3 million or $0.06 per share, for the second quarter of 2016, compared to $2.5 million, or $0.12 per share, for the second quarter of 2015.

We recorded net realized and unrealized losses on investments totaling $1.1 million, or $0.06 per share, during the second quarter of 2016, compared to $3.0 million, or $0.15 per share, during the second quarter of 2015. Total losses recorded in the second quarter of 2016 totaled $5.3 million.  Major components of the losses include the Shoreline Energy, LLC second lien term loan, the Castex Energy 2005 redeemable preferred units and the senior unsecured notes in TIBCO Software, Inc.

Overall, we experienced a net increase in net assets resulting from operations of $0.1 million, or $0.01 per share, for the second quarter of 2016. After declaring a quarterly dividend during the period of $0.06 per share, our net asset value decreased 1%, from $4.85 per share as of March 31, 2016 to $4.80 per share as of June 30, 2016.

Liquidity and Capital Resources
At June 30, 2016, we had cash and cash equivalents totaling $3.8 million.  The amount outstanding under our revolving credit facility at June 30, 2016 was $52.3 million.

On July 28, 2016, we amended our existing Investment Facility to extend its maturity date from July 29, 2016 to September 15, 2016 (the “July Extension”). The July Extension contains substantially identical terms and conditions to the prior extension granted on May 9, 2016, but with the addition of the following: (i) a reduction of the size of the Investment Facility from $54.0 million to $42.3 million, reflecting the outstanding principal balance on July 26, 2016, (ii) an increase in the margin rate applicable to Eurodollar Loans and Base Rate Loans to 5.25%, and (iii) the addition of certain milestones to be met with respect to the negotiation of a new investment facility.  The foregoing description is only a summary of certain of the provisions of the Investment Facility and is qualified in its entirety by the underlying agreements.

Additional Disclosure
Investments are considered to be fully realized when the original investment at the security level has been fully exited.  Internal rate of return, or IRR, is a measure of our discounted cash flows (inflows and outflows). Specifically, IRR is the discount rate at which the net present value of all cash flows is equal to zero. That is, IRR is the discount rate at which the present value of total capital invested in our investments is equal to the present value of all realized returns from the investments. Our IRR calculations are unaudited.  Capital invested, with respect to an investment, represents the aggregate cost of the investment, net of any upfront fees paid at closing. Realized returns, with respect to an investment, represents the total cash received with respect to an investment, including all amortization payments, interest, dividends, prepayment fees, administrative fees, amendment fees, accrued interest, and other fees and proceeds. Gross IRR, with respect to an investment, is calculated based on the dates that we invested capital and dates we received distributions.  Gross IRR reflects historical results relating to our past performance and is not necessarily indicative of our future results. In addition, gross IRR does not reflect the effect of management fees, expenses, incentive fees or taxes borne, or to be borne, by us or our stockholders, and would be lower if it did.

Webcast / Conference Call at 10:00 a.m. Eastern Time on August 11, 2016
We invite all interested persons to participate in our conference call on Thursday, August 11, 2016, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $17,030 and $28,608, respectively)	$—	$1,000
Affiliate investments (cost: $18,923 and $18,647, respectively)	18,836	18,893
Non-affiliate investments (cost: $181,520 and $192,012, respectively)	129,353	154,817
Total portfolio investments (cost: $217,473 and $239,267, respectively)	148,189	174,710
Investments in U.S. Treasury Bills at fair value (cost: $0 and $34,997, respectively)	—	34,997
Total investments	148,189	209,707
Cash and cash equivalents	3,781	15,554
Accounts receivable and other current assets	10	517
Interest receivable	1,605	2,248
Deferred loan costs and other prepaid assets	29	451
Total current assets	5,425	18,770
Total assets	$153,614	$228,477

Liabilities
Current liabilities
Due to broker	$—	$5,226
Distributions payable	1,210	2,421
Accounts payable and accrued expenses	2,314	1,962
Management and incentive fees payable	867	1,713
Income taxes payable	117	75
Repurchase agreement	—	34,300
Short-term debt	52,296	72,000
Total current liabilities	56,804	117,697
Total liabilities	56,804	117,697
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 shares issued and outstanding for both periods	20	20
Paid-in capital in excess of par	241,985	241,985
Undistributed net investment loss	(5,270)	(5,947)
Undistributed net realized capital loss	(73,757)	(63,838)
Net unrealized depreciation on investments	(66,168)	(61,440)
Total net assets	96,810	110,780
Total liabilities and net assets	$153,614	$228,477
Net asset value per share	$4.80	$5.49

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Investment income:
Interest income:
Interest income	$3,396	$4,705	$7,209	$8,482
Dividend income	970	999	2,283	1,987
Royalty income, net of amortization	—	6	—	19
Other income	7	204	38	242
Total investment income	4,373	5,914	9,530	10,730
Operating expenses:
Interest expense and bank fees	975	904	2,063	1,567
Management and incentive fees	767	854	1,697	1,532
Professional fees	669	814	1,389	1,377
Other general and administrative expenses	600	814	1,167	1,535
Total operating expenses	3,011	3,386	6,316	6,011
Income tax provision, net	99	30	116	52
Net investment income	1,263	2,498	3,098	4,667

Net realized capital gain (loss) on investments	(9,943)	253	(9,919)	232
Total net realized capital gain (loss) on investments	(9,943)	253	(9,919)	232

Net unrealized appreciation (depreciation) on investments	8,795	(3,235)	(4,728)	(7,268)
Total net unrealized appreciation (depreciation) on investments	8,795	(3,235)	(4,728)	(7,268)

Net increase (decrease) in net assets resulting from operations	$115	$(484)	$(11,549)	$(2,369)

Net increase (decrease) in net assets resulting from operations per common share	$0.01	$(0.02)	$(0.57)	$(0.12)

Distributions declared per common share	$0.06	$0.12	$0.12	$0.24
Weighted average shares outstanding - basic and diluted	20,172	20,332	20,172	20,471

Per Share Data (1)
Net asset value, beginning of period	$4.85	$7.27	$5.49	$7.48

Net investment income	0.06	0.12	0.15	0.23
Net realized and unrealized loss on investments (2)	(0.05)	(0.14)	(0.72)	(0.35)
Net increase (decrease) in net assets resulting from operations	0.01	(0.02)	(0.57)	(0.12)
Distributions to common stockholders
Distributions from net investment income	(0.06)	(0.12)	(0.12)	(0.24)
Net decrease in net assets from distributions	(0.06)	(0.12)	(0.12)	(0.24)
Effect of shares repurchased, gross	—	0.03	—	0.04

Net asset value, end of period	$4.80	$7.16	$4.80	$7.16

(1) Per share data is based on weighted average number of common shares outstanding for the period.
(2) May include a balancing amount necessary to reconcile the change in net asset value per share with other per share presented.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.7 billion in over 120 direct lending investments over the past 13 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com